                                                                 EXHIBIT 23.1



                            BARRY L. FRIEDMAN, P.C.
                          CERTIFIED PUBLIC ACCOUNTANT

1582 TULITA DRIVE                                      OFFICE  (702) 361-8414
LAS VEGAS, NEVADA 89123                                FAX NO. (702) 896-0278





To Whom It May Concern:                                      January 21, 2000

The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of January 21, 2000, on the Financial Statements of Morning Splendor Management, Inc., as of December 31, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,


/s/ BARRY L. FRIEDMAN
---------------------------
Barry L. Friedman
Certified Public Accountant